EXHIBIT 99.1
Mission ProduceTM Announces Fiscal 2024 Second Quarter Financial Results
Achieves record second quarter results driven by higher price and volume in the Marketing & Distribution segment

OXNARD, Calif. -- June 6, 2024 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal second quarter ended April 30, 2024.
Fiscal Second Quarter 2024 Financial Overview:
•Total revenue increased 35% to $297.6 million compared to the same period last year driven primarily by a 22% increase in average per-unit avocado selling prices and 8% increase in avocado volume sold
•Net income of $7.0 million, or $0.10 per diluted share, compared to a net loss of $(4.6) million, or $(0.07) per diluted share, for the same period last year
•Adjusted net income of $9.8 million, or $0.14 per diluted share, compared to $0.5 million, or $0.01 per diluted share, for the same period last year
•Adjusted EBITDA of $20.2 million, compared to $7.6 million in the same period last year
•Cash flow from operations for the six months ended April 30, 2024 was $12.9 million, compared to cash used of $(26.1) million in the prior year period.
CEO Message
“We are pleased to deliver a second consecutive quarter of record adjusted EBITDA results, demonstrating continued strong momentum in per-unit margins which resulted in a $12.6 million or 166% improvement in our adjusted EBITDA performance, versus prior year,” commented Steve Barnard, CEO of Mission. “Revenue growth was driven by robust consumer demand for avocados which translated into an 8% increase in avocado volumes sold in our Marketing & Distribution segment and a 22% increase in per-unit sales prices. Results were also supported by our emerging Blueberries segment, where volumes benefited from the harvest season timing that extended into the fiscal second quarter this year. Strong per-unit margins related to avocados in our Marketing & Distribution segment, combined with an overall reduction in corporate expenses and continued implementation of cost savings actions, contributed meaningfully to our improved adjusted EBITDA and cash flow generation.”

Mr. Barnard continued, “Looking to the second half of the year, while El Niño weather conditions had appeared to have eased, we are still seeing its impact on the development of the Peruvian avocado crop for this year, resulting in notable decreases in industry and owned production volumes. In the second quarter, we continued to advance our rigorous cost optimization initiative in Peru and are on track to deliver approximately $10 million of annualized cost savings in Fiscal 2024. We expect these cost optimization initiatives to partially mitigate the impact of the smaller crop and translate into improved operational efficiencies when growing conditions improve. Mission remains in great position with a diversified network of global assets and we expect to utilize the strength of our world-class sourcing team to access other third party fruit to augment the shortages from Peru and meet customer demand during the Mexican low-season.”
Fiscal Second Quarter 2024 Consolidated Financial Review
Total revenue for the second quarter of fiscal 2024 increased $76.5 million or 35% compared to the same period last year, primarily driven by our Marketing and Distribution segment, where average per-unit avocado sales prices increased 22% and avocado volume sold increased 8%. Blueberry revenue also increased $8.3 million compared to the same period last year, to $10.0 million, driven by higher volumes attributed to the timing of the harvest season compared to the same period last year.

Gross profit increased $12.9 million in the second quarter of fiscal 2024, compared to the same period last year, to $31.0 million and gross profit percentage increased 220 basis points, to 10.4% of revenue. The increases were primarily driven by stronger per-unit

EXHIBIT 99.1
margins and higher volumes of avocados sold in the Marketing and Distribution segment, and further supported by increased volume sold in the Blueberries segment.

Selling, general and administrative expense (“SG&A”) for the second quarter decreased $0.6 million or 3% compared to the same period last year primarily due to a reduction in general corporate expenses.

Net income for the second quarter of fiscal 2024 was $7.0 million, or $0.10 per diluted share, compared to a net loss of $(4.6) million, or $(0.07) per diluted share, for the same period last year.

Adjusted net income for the second quarter of fiscal 2024 was $9.8 million, or $0.14 per diluted share, compared to $0.5 million, or $0.01 per diluted share, for the same period last year.

Adjusted EBITDA was $20.2 million for the second quarter of fiscal 2024, an increase of $12.6 million as compared to $7.6 million in the prior year period, driven primarily by stronger gross profit performance from the Marketing & Distribution segment.
Fiscal Second Quarter Business Segment Performance
Marketing & Distribution

Net sales in the Marketing & Distribution segment increased 33% to $287.1 million for the quarter, due to a 22% increase in average per-unit avocado sales prices and an 8% increase in avocado volume sold.

Segment adjusted EBITDA increased $13.1 million to $21.7 million, primarily due to the impact of higher per-unit gross margins on avocados sold.
International Farming

Total sales in the International Farming segment for the second quarter of fiscal 2024 were $1.4 million compared to $6.0 million in the prior year period, due to lower third-party avocado packing service revenue associated with the later start of the avocado season in Peru this year.

Segment adjusted EBITDA for the second quarter was $(2.2) million, compared to $(1.1) million for the same period last year, primarily due to lower net sales.
Blueberries
Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season, which typically runs from July through February.
Net sales in the Blueberries segment increased $8.3 million to $10.0 million, compared to $1.7 million for the prior year period, driven by higher volumes attributed to the timing of the harvest season compared to the same period last year.
Segment adjusted EBITDA increased by $0.6 million to $0.7 million, primarily driven by increased volume sold.
Balance Sheet and Cash Flow
Cash and cash equivalents were $46.2 million as of April 30, 2024, compared to $42.9 million as of October 31, 2023.

The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.

Net cash provided by operating activities was $12.9 million for the six months ended April 30, 2024, compared to cash used in operating activities of $26.1 million in the prior year period, driven by improved operating performance and working capital management. Within working capital, favorable changes in grower payables were partially offset by changes in accounts receivable, correlated with the higher avocado pricing and higher volume as previously discussed. Changes in net inventory were consistent with prior year as higher per-unit cost of purchased avocados on-hand was largely offset by lower avocado growing crop inventory in Peru. Also impacting working capital was a net favorable change in accounts payable and accrued expenses and other long-term liabilities, related to the timing of payables and correlated to the later end of the blueberry harvest season.

Capital expenditures were $17.7 million for the six months ended April 30, 2024, compared to $34.9 million for the same period last year. Capital expenditures were comprised primarily of avocado orchard development, pre-production orchard maintenance and land improvements in Guatemala; pre-production avocado orchard maintenance, blueberry land development and plant cultivation, and blueberry cooling facility construction costs in Peru; and distribution facility construction costs in the UK.

EXHIBIT 99.1
Outlook
For the third quarter of fiscal year 2024, the Company is providing the following industry outlooks that will drive performance:
•Warmer temperatures correlated with El Niño have persisted through the development of our 2024 Peruvian avocado crop. The Company expects these warmer temperatures to negatively affect harvest yields for the second half of the fiscal year, reducing exportable volumes from owned farms to be more than 50% lower than recent seasons. The Company expects the decrease in volume will negatively impact absorption of fixed costs at its Peruvian farms. Though lower volumes are expected to generally support higher pricing, the Company does not expect higher pricing levels to offset the negative impact of volume decreases on gross profit for the International Farming segment for the fiscal year.
•Overall industry volumes are expected to decline by 10-15% in the fiscal 2024 third quarter versus the prior year period, primarily due to an earlier conclusion to the 2023/2024 Mexican harvest season and a weaker Peruvian harvest outlook.
•Pricing is expected to be relatively flat on a sequential basis, which translates to an increase of approximately 15% on a year-over-year basis as compared to the $1.36 per pound average experienced in third quarter of fiscal 2023.
•Capital expenditures now expected in the range of $40 to $45 million, reflecting an acceleration of planned investment in the Company’s blueberry joint venture to support near-term growth utilizing operating cash flows generated during the strong 2023/2024 harvest season.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its second quarter of fiscal 2024 financial results today at 5:30 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through June 20, 2024 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13746812.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile,

EXHIBIT 99.1
Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.

You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	April 30, 2024	October 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$46.2	$42.9
Restricted cash	1.0	0.3
Accounts receivable
Trade, net of allowances	99.5	74.1
Grower and fruit advances	3.2	0.9
Other	12.9	12.4
Inventory	94.9	70.8
Prepaid expenses and other current assets	8.2	9.1
Income taxes receivable	10.4	9.6
Total current assets	276.3	220.1
Property, plant and equipment, net	523.1	523.2
Operating lease right-of-use assets	70.1	72.4
Equity method investees	29.6	31.0
Deferred income tax assets, net	8.8	8.5
Goodwill	39.4	39.4
Intangible asset, net	—	0.5
Other assets	19.6	19.7
Total assets	$966.9	$914.8

Liabilities and Equity
Liabilities
Accounts payable	$26.4	$27.2
Accrued expenses	32.6	26.4
Income taxes payable	1.7	1.6
Grower payables	49.2	26.4
Short-term borrowings	—	2.8
Loans from noncontrolling interest holders—current portion	0.2	0.5
Notes payable	0.5	—
Long-term debt—current portion	3.1	3.4
Operating leases—current portion	6.1	6.6
Finance leases—current portion	1.9	2.6
Total current liabilities	121.7	97.5
Long-term debt, net of current portion	167.1	148.6
Loans from noncontrolling interest holders, net of current portion	1.8	2.5
Operating leases, net of current portion	69.1	71.0
Finance leases, net of current portion	19.9	14.7
Income taxes payable	1.3	2.3
Deferred income tax liabilities, net	22.7	23.5
Other long-term liabilities	23.3	26.4
Total liabilities	426.9	386.5
Equity
Mission Produce shareholders' equity	513.3	503.6
Noncontrolling interest	26.7	24.7
Total equity	540.0	528.3
Total liabilities and equity	$966.9	$914.8

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for share and per share amounts)	2024	2023	2024	2023
Net sales	$297.6	$221.1	$556.3	$434.6
Cost of sales	266.6	203.0	496.6	407.5
Gross profit	31.0	18.1	59.7	27.1
Selling, general and administrative expenses	18.7	19.3	39.4	38.4
Operating income (loss)	12.3	(1.2)	20.3	(11.3)
Interest expense	(3.4)	(2.7)	(6.7)	(5.1)
Equity method income	0.5	0.4	0.9	1.4
Other income (expense), net	1.0	0.6	—	(0.2)
Income (loss) before income taxes	10.4	(2.9)	14.5	(15.2)
Provision for income taxes	3.4	1.8	5.5	0.1
Net income (loss)	$7.0	$(4.7)	$9.0	$(15.3)
Less: Net (loss) income attributable to noncontrolling interest	—	(0.1)	2.0	(1.9)
Net income (loss) attributable to Mission Produce	$7.0	$(4.6)	$7.0	$(13.4)

Net income (loss) per share attributable to Mission Produce:
Basic	$0.10	$(0.07)	$0.10	$(0.19)
Diluted	$0.10	$(0.07)	$0.10	$(0.19)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,003,563	70,744,688	70,959,716	70,716,273

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended April 30,
(In millions)	2024	2023
Operating Activities
Net income (loss)	$9.0	$(15.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	18.6	15.2
Amortization of debt issuance costs	0.1	0.1
Equity method income	(0.9)	(1.4)
Noncash lease expense	3.1	2.9
Stock-based compensation	3.0	2.0
Dividends received from equity method investees	3.2	2.7
Losses on asset impairment, disposals and sales, net of insurance recoveries	0.4	0.8
Deferred income taxes	(1.0)	(0.9)
Other	1.1	—
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(25.2)	(15.8)
Grower fruit advances	(2.3)	(2.5)
Other receivables	(0.5)	3.2
Inventory	(20.8)	(21.1)
Prepaid expenses and other current assets	0.9	1.2
Income taxes receivable	(0.9)	(4.4)
Other assets	0.3	1.4
Accounts payable and accrued expenses	11.2	(2.0)
Income taxes payable	(0.9)	(1.0)
Grower payables	22.5	8.2
Operating lease liabilities	(3.0)	(2.3)
Other long-term liabilities	(5.0)	2.9
Net cash provided by (used in) operating activities	$12.9	$(26.1)
Investing Activities
Purchases of property, plant and equipment	(17.7)	(34.9)
Proceeds from sale of property, plant and equipment	—	0.1
Investment in equity method investees	(0.6)	(0.3)
Purchase of other investment	—	(2.3)
Other	—	(0.1)
Net cash used in investing activities	$(18.3)	$(37.5)
Financing Activities
Borrowings on revolving credit facility	40.0	135.0
Payments on revolving credit facility	(20.0)	(100.0)
Repayment of short-term borrowings	(2.8)	(2.5)
Principal payments on long-term debt obligations	(1.8)	(1.8)
Principal payments on finance lease obligations	(2.6)	(2.0)
Payments for long-term supplier financing	(0.3)	—
Payments to noncontrolling interest holder for long-term supply financing	(1.9)	—
Principal payments on loans due to noncontrolling interest holder	(0.5)	—
Payments of minimum withholding taxes on net share settlement of equity awards	(0.8)	(0.4)
Proceeds from loan from noncontrolling interest holder	—	2.4
Equity contributions from noncontrolling interest holders	—	1.4
Net cash provided by financing activities	$9.3	$32.1
Effect of exchange rate changes on cash	0.1	(0.2)
Net increase (decrease) in cash, cash equivalents and restricted cash	4.0	(31.7)
Cash, cash equivalents and restricted cash, beginning of period	43.2	53.9
Cash, cash equivalents and restricted cash, end of period	$47.2	$22.2

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$46.2	$20.9

MISSION PRODUCE, INC.

	Six Months Ended April 30,
(In millions)	2024	2023
Restricted cash	1.0	1.3
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$47.2	$22.2

Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income (Loss)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for per share amounts)	2024	2023	2024	2023
Net loss attributable to Mission Produce	$7.0	$(4.6)	$7.0	$(13.4)
Stock-based compensation	1.6	1.3	3.0	2.0
Unrealized loss on derivative financial instruments	0.2	0.5	0.4	1.1
Foreign currency transaction (gain) loss	(0.1)	0.4	1.3	1.3
Asset impairment and disposals, net of insurance recoveries	0.2	0.5	0.4	0.8
Farming costs for nonproductive orchards(1)	1.0	0.9	2.2	1.8
Recognition of deferred ERP costs	0.6	0.5	1.1	1.1
Depreciation-blueberries(2)	—	—	4.1	—
Severance	—	—	1.3	—
Legal settlement	—	—	0.2	—
Amortization of intangible asset recognized from business combination	0.2	—	0.5	1.2
Transaction costs	—	0.2	—	0.3
Amortization of inventory adjustment recognized from business combination	—	—	—	0.7
Tax effects of adjustments to net loss attributable to Mission Produce(3)	(0.7)	(0.9)	(3.0)	(2.2)
Nonrecurring discrete tax charge	—	1.8	—	1.8
Noncontrolling interest(4)	(0.2)	(0.1)	(2.0)	(1.0)
Mission Produce adjusted net income (loss)	$9.8	$0.5	$16.5	$(4.5)
Mission Produce adjusted net income (loss) per diluted share	$0.14	$0.01	$0.23	$(0.06)
(1)During the three months ended April 30, 2024, $0.7 million related to blueberry orchards and $0.3 million related to avocado orchards. During the six months ended April 30, 2024, $1.4 million related to the blueberry orchards and $0.8 million related to avocado orchards.
(2)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
(4)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2024	2023	2024	2023
Marketing and Distribution adjusted EBITDA	$21.7	$8.6	$32.7	$13.2
International Farming adjusted EBITDA	(2.2)	(1.1)	(2.7)	(2.9)
Blueberries adjusted EBITDA	0.7	0.1	9.4	(0.4)
Total reportable segment adjusted EBITDA	20.2	7.6	$39.4	$9.9
Net income (loss)	7.0	(4.7)	9.0	(15.3)
Interest expense	3.4	2.7	6.7	5.1
Provision for income taxes	3.4	1.8	5.5	0.1
Depreciation and amortization(1)	5.7	5.9	18.6	15.2
Equity method income	(0.5)	(0.4)	(0.9)	(1.4)
Stock-based compensation	1.6	1.3	3.0	2.0
Asset impairment and disposals, net of insurance recoveries	0.2	0.5	0.4	0.8
Farming costs for nonproductive orchards	0.3	0.4	0.8	0.8
Recognition of deferred ERP costs	0.6	0.5	1.1	1.1
Severance	—	—	1.3	—
Legal settlement	—	—	0.2	—
Transaction costs	—	0.2	—	0.3
Amortization of inventory adjustment recognized from business combination	—	—	—	0.7
Other (income) expense, net	(1.0)	(0.6)	—	0.2
Noncontrolling interest(2)	(0.5)	—	(6.3)	0.3
Total adjusted EBITDA	$20.2	$7.6	$39.4	$9.9
(1)Includes depreciation and amortization of purchase accounting assets of $0.4 million and $0.1 million for the three months ended April 30, 2024 and 2023, respectively, and $3.3 million and $1.7 million for the six months ended April 30, 2024 and 2023, respectively. The six months ended April 30, 2024 include $4.1 million of accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(2)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries	Total	Marketing and Distribution	International Farming	Blueberries	Total
	Three Months Ended April 30,
(In millions)	2024				2023
Third party sales	$287.1	$0.5	$10.0	$297.6	$215.3	$4.1	$1.7	$221.1
Affiliated sales	—	0.9	—	0.9	—	1.9	—	1.9
Total segment sales	287.1	1.4	10.0	298.5	215.3	6.0	1.7	223.0
Intercompany eliminations	—	(0.9)	—	(0.9)	—	(1.9)	—	(1.9)
Total net sales	$287.1	$0.5	$10.0	$297.6	$215.3	$4.1	$1.7	$221.1
	Six Months Ended April 30,
	2024				2023
Third party sales	$511.7	$2.1	$42.5	$556.3	$397.1	$6.0	$31.5	$434.6
Affiliated sales	—	5.1	—	5.1	—	5.7	—	5.7
Total segment sales	511.7	7.2	42.5	561.4	397.1	11.7	31.5	440.3
Intercompany eliminations	—	(5.1)	—	(5.1)	—	(5.7)	—	(5.7)
Total net sales	$511.7	$2.1	$42.5	$556.3	$397.1	$6.0	$31.5	$434.6

MISSION PRODUCE, INC.
Avocado Sales

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Pounds of avocados sold (millions)	168.6	155.9	320.1	308.2
Average sales price per pound	$1.59	$1.30	$1.50	$1.22

Sales by Type

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2024	2023	2024	2023
Avocado	$267.5	$202.9	$479.8	$376.9
Other	30.1	18.2	76.5	57.7
Total net sales	$297.6	$221.1	$556.3	$434.6